                                                                  EXHIBIT 10.13


                         MANAGEMENT SERVICES AGREEMENT


     THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is dated as of December 11, 1997 between Stanadyne Automotive Corp., a Delaware corporation (the "Company") and American Industrial Partners, a Delaware general partnership ("AIP").

                                   Background

     Subject to the terms and conditions of this Agreement, the Company desires to retain AIP to provide certain management services to the Company and its subsidiaries.

                              Terms and Conditions

     In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. Management Services. AIP shall provide general management, financial and other corporate advisory services to the Company and its subsidiaries. These management services shall be performed by the officers, employees or agents of AIP as it may determine in its discretion from time to time.

     2.   Fees and Expenses.

          (a) Subject to the provisions of that certain Subordination Agreement dated as of December 11, 1997 by the Company and AIP in favor of DLJ Capital Funding, Inc., The First National Bank of Chicago, a national banking association, as agents for the lenders and the United States Trust Company of New York as trustee for the senior subordinated notes, the Company shall pay to AIP an annual management fee (the "Management Fee") of One Million One Hundred Thousand Dollars ($1,100,000). The Management Fee shall be payable quarter-annually in advance on each January 1, April 1, July 1 and October 1 occurring during the term of this Agreement, beginning January 1, 1998. The Company shall pay to AIP on the Closing Date, as defined in that certain Stock Purchase Agreement dated as of November 7, 1997 by and among SAC, Inc., Stanadyne Automotive Holding Corp. and Metromedia Company, its pro rata Management Fee for the period beginning on the Closing Date and ending on December 31, 1997.

          (b) The Company shall promptly, when requested, reimburse AIP for all reasonable out-of-pocket expenses incurred in the ordinary course by AIP in connection with AIP's obligations hereunder.

          (c) Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Management Fee if (i) any such payment would violate, breach or otherwise constitute a default (or any event which might with the lapse of time or the giving of notice or both, constitute a default) under any of the Company's financing agreements, or (ii) AIP instructs the Company not to pay all or any portion of the Management Fee during any fiscal year.

     3. Indemnification. To the extent permitted by law, the Company shall protect, hold harmless and indemnify AIP from and against any and all liability, obligations, losses, claims and damages whatsoever and expenses in connection therewith including, without limitation, reasonable counsel fees and expenses, penalties and interest arising out of or as the result of the entering into of this Agreement except to the extent, and only to the extent, that such liability or claim is the result of the willful misconduct or gross negligence of AIP.

    4. Independent Contractor; No Joint Venture. AIP is performing services hereunder as an independent contractor (and not as an agent, representative or employee of the Company) and AIP is not and shall not be deemed to be a co-venturer with, or partner of, the Company in any respect.


     5. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties. No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     6. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided that AIP may assign all of its rights and obligations hereunder to any Affiliate of AIP without the consent of the Company; and provided further that AIP may assign any or all of its rights hereunder, without the consent of the Company (i) to any lender providing financing to AIP or its Affiliates and (ii) in connection with any sale of all or substantially all of the assets, capital stock or business of AIP or the Company (whether effected by sale, exchange, merger, consolidation or other transaction).

     7. Binding Effect. In the event of assignment of this Agreement pursuant to Section 6 hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

     8. Term. This Agreement shall terminate on the fifteenth anniversary of the date hereof. Notwithstanding the foregoing, this Agreement shall always remain in effect to the extent that any money is owed under sections 2 or 3 of this Agreement.

     9. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of [CALIFORNIA].


     10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by reputable overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

    If to AIP:


         American Industrial Partners
         One Maritime Plaza, Suite 2525
         San Francisco, CA 94111
         Telecopy:     415-788-5302
         Telephone:    415-788-7354
         Attention:    Kenneth J. Diekroeger

    with a copy to:

         Kirkland & Ellis
         655 Fifteenth Street, N.W.
         Suite 1200
         Washington, D.C.  20005
         Telecopy:     (202) 879-5200
         Telephone:    (202) 879-5040
         Attention:    Jack M. Feder, Esq.


    If to the Company:


         Stanadyne Automotive Corp.
         92 Deerfield Road
         Windsor, CT 06095
         Telecopy:     860-683-4500
         Telephone:    860-525-0821
         Attention:    Mike Boyer, Chief Financial Officer
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. Notices will be deemed to have been given hereunder when delivered personally, five days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service.

     IN WITNESS WHEREOF, each of the parties hereto has caused this writing to be executed as of the day and year first above written.




                                        STANADYNE AUTOMOTIVE CORP.

                                        /s/ Michael Boyer
                                        By:     Michael H. Boyer
                                                ----------------------
                                        Its:    Vice President and CFO
                                                ----------------------



                                        AMERICAN INDUSTRIAL PARTNERS


                                        /s/ Kenneth Diekroeger
                                        By:     Kenneth Diekroeger
                                                ------------------
                                        Its:    Principal
                                                ------------------